UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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BORDERS GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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100 Phoenix Drive
Ann Arbor, Michigan 48108

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 20, 2010

To the Shareholders of
BORDERS GROUP, INC.:

The Annual Meeting of Shareholders of Borders Group, Inc., a Michigan corporation (the “Company”) will be held at 11:30 a.m. local time on Thursday, May 20, 2010 at the Ann Arbor Marriott Ypsilanti at Eagle Crest, 1275 S. Huron Street, Ypsilanti, MI 48197 to:

1.	Elect eight (8) directors of the Company, each to serve until the 2011 Annual Meeting of Shareholders or until a successor is elected and qualified,

2.	Re-affirm the performance goals and maximum amounts payable under the Company’s Annual Incentive Bonus Plan,

3.	Ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010, and

4.	Transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 23, 2010 are entitled to notice of and to vote at the Annual Meeting and at any and all adjournments or postponements thereof.

We have elected to take advantage of rules of the Securities and Exchange Commission that allow issuers to furnish proxy materials to their shareholders on the Internet. This allows us to provide information to shareholders at lower delivery costs and with reduced environmental impact.

Your vote is important. Regardless of whether or not you plan to attend the Annual Meeting, please vote as soon as possible.

Sincerely,

THOMAS D. CARNEY
Secretary

Ann Arbor, Michigan
April 5, 2010

BORDERS GROUP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On May 20, 2010

PROXY STATEMENT

General Information Regarding the Annual Meeting

This Proxy Statement is furnished to the shareholders of Borders Group, Inc., a Michigan corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders of the Company to be held at 11:30 a.m. local time on Thursday, May 20, 2010 at the Ann Arbor Marriott Ypsilanti at Eagle Crest, 1275 S. Huron Street, Ypsilanti, MI 48197 and at any and all adjournments or postponements thereof. At the Annual Meeting, the shareholders of the Company are being asked to consider and vote upon (i) the election of eight (8) directors, each to serve until the 2011 Annual Meeting of Shareholders or until a successor is elected and qualified, (ii) the reaffirmation of the performance goals and maximum amounts payable under the Company’s Annual Incentive Bonus Plan, and (iii) a proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010.

This Proxy Statement is being made available to shareholders of the Company on or about April 5, 2010.

Electronic Availability of Proxy Statement and Form 10-K Annual Report

As permitted by rules of the Securities and Exchange Commission, the Company is making this Proxy Statement and its Annual Report on Form 10-K available to its shareholders via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners. The Notice contains instructions on how to access the proxy materials and how to vote online, as well as how to obtain a printed set of proxy materials.

VOTING RIGHTS AND PROCEDURES

General Voting Information

Only holders of record of the Company’s common stock (“Common Stock”) at the close of business on March 23, 2010 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 59,812,407 shares of Common Stock outstanding. The presence, either in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting.

Each shareholder will be entitled to one vote, in person or by proxy, for each share of Common Stock held in such shareholder’s name on the Record Date on any matter submitted to a vote of shareholders at the Annual Meeting.

The election of each of the eight (8) directors will require the affirmative vote of a majority of the votes cast with respect to the nominee by the holders of Common Stock who are present in person or represented by proxy and entitled to vote at the Annual Meeting. For purposes of the voting, a majority of the votes cast means that the number of shares voted “for” a nominee exceeds the shares voted “against” or “withheld” with respect to the nominee.

Any incumbent director who fails to receive the affirmative vote of the majority of the votes cast must tender his or her resignation to the Board of Directors promptly following certification of the shareholder vote. The Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation or whether other action should be taken, and the Board will promptly act upon such recommendation.

The adoption of each of the other proposals will require the affirmative vote of a majority of the votes cast on that proposal by the holders of Common Stock who are present in person or represented by proxy and entitled to vote on such proposal at the Annual Meeting.

All abstentions and broker non-votes will be included as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting. However, they will not be deemed to be votes cast for purposes of tabulating the vote on the proposals to which they relate, and thus will be disregarded in tabulating the vote with respect to such proposals. Under applicable Michigan law, none of the holders of Common Stock is entitled to appraisal rights in connection with any matter to be acted on at the Annual Meeting.

Voting by Shareholders of Record and Beneficial Owners

Shareholders whose shares are registered directly with the Company’s transfer agent are considered, with respect to those shares, to be the shareholder of record. The Company is sending the Notice directly to shareholders of record. Shareholders of record have the right to submit a proxy directly to the Company or to vote in person at the Annual Meeting.

Shareholders whose shares are held in a brokerage account, or by another nominee, are considered the beneficial owners of shares held in “street name.” Notices for these shareholders are being forwarded to beneficial owners, together with a voting instruction card. Beneficial owners have the right to direct their broker, trustee or nominee as to how to vote and also are invited to attend the Annual Meeting.

Since a beneficial owner is not the shareholder of record, he or she may not vote these shares in person at the Annual Meeting without a proxy from the broker, trustee or nominee that holds the shares, giving the beneficial owner the right to vote the shares at the meeting. The broker, trustee or nominee of each beneficial owner will provide voting instructions for use in directing the broker, trustee or nominee how to vote these shares.

Submitting Proxies or Voting Instructions

Record holders may submit proxies by following the Internet voting instructions provided in the Notice. Beneficial owners may vote by accessing the Internet Web site specified in the voting instructions provided by their brokers, trustee or nominees. Record and beneficial holders who request printed proxy materials may vote by mail or telephone by following the instructions in the proxy materials that will be sent to them.

Revocation of Proxies or Voting Instructions

Shareholders may change their vote at any time prior to the vote at the Annual Meeting. Record holders may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the Secretary of the Company prior to the Annual Meeting, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in and of itself, cause a previously granted proxy to be revoked. Beneficial owners may change their vote by submitting new voting instructions to their broker, trustee or nominee. Alternatively, if the beneficial owner has obtained a proxy from his or her broker or nominee giving the beneficial owner the right to vote the shares, he or she can do so by attending the meeting and voting in person.

Voting of Proxies

Shares of Common Stock represented by proxies received in time for voting at the Annual Meeting will, unless such proxy has previously been revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions to the contrary, the persons named in the accompanying form of proxy intend to vote all proxies received by them FOR each of the three proposals set forth in the Notice.

No business other than as set forth in the accompanying Notice of Annual Meeting is expected to come before the Annual Meeting. Should any other matter requiring a vote of shareholders be properly brought before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their best judgment on such matters.

Other Information

The Company is making this solicitation. The cost of this solicitation will be borne by the Company. Solicitation may be made personally or by telephone by officers and other employees of the Company who will not receive additional compensation for solicitation. The Company may retain a proxy solicitation firm to assist in the solicitation of proxies at a cost that will not be material.

The principal executive offices of the Company are located at 100 Phoenix Drive, Ann Arbor, Michigan, 48108, and its telephone number is (734) 477-1100.

PROPOSAL 1

ELECTION OF DIRECTORS

Eight directors will be elected at the Annual Meeting to serve until the 2011 Annual Meeting of Shareholders or until a successor is elected and qualified. Each of the nominees of the Company has committed to serve as a director if elected at the Annual Meeting and, to the best knowledge of the Board of Directors, is and will be able to serve if so elected. In the event that any of the nominees listed below should be unavailable to stand for election at the Annual Meeting, the persons named in the accompanying proxy intend to vote for such other person, if any, as may be designated by the Board of Directors, in the place of any nominee unable to serve.

Set forth below is a brief biography of each of the Company’s nominees for election as a director.

Michael G. Archbold, age 49 is the Executive Vice President, Chief Operating Officer and Chief Financial Officer of The Vitamin Shoppe. He joined The Vitamin Shoppe in his current position in 2007. He previously served as Executive Vice President, Chief Financial and Administrative Officer of Saks Fifth Avenue from 2005 through 2007. Mr. Archbold was with AutoZone from 2002 to 2005, where he served as Executive Vice President and Chief Financial Officer. From 1996 to 2002, he was Vice President and Chief Financial Officer of the Booksellers Division of Barnes & Noble, Inc., and prior to that was with Woolworth Corporation (now Foot Locker, Inc.), where he served in a series of financial management positions. He has served as a director of the Company since December 2007.

Paul J. Brown, age 43 is President, Global Brands and Commercial Services for Hilton Hotels Corp. He joined Hilton Hotels in his current position in 2008. Prior to that, he was with Expedia Inc. for four years, most recently serving as President, Expedia North America and Expedia Inc. Partner Services Group. From 2001 through 2005, Mr. Brown was a Partner and Leader of the Global Travel and Hospitality Practice for McKinsey & Co. Earlier in his career, he was Senior Vice President of Brand Services for Intercontinental Hotels Group; a Manager with the Boston Consulting Group, Inc. and a Senior Consultant with Andersen Consulting. He received a bachelors degree in management from Georgia Institute of Technology in 1989 and earned a masters of business administration degree from the Kellogg Graduate School of Management, Northwestern University in 1994. Mr. Brown has served as a director of the Company since September 2009.

Ronald J. Floto, age 67 is President of FLT International, which he founded in 2007. For 10 years prior, he was Chief Executive Officer and a Director with Dairy Farm International Holdings Ltd., a $6.7 billion Asian retailer that operates more than 4,600 locations including supermarkets, health and beauty stores, convenience stores, home furnishing stores and restaurants. From 1994 through 1997, he was President of Kmart Corporation’s Super K Division, and earlier spent nine years as Chief Executive Officer and Chairman of Kash N’ Karry Food Stores. Prior to that, he was with Jewel Companies, Inc. for 12 years, including three years as President of Jewel’s Buttrey Food Stores. From 1971 through 1973, Mr. Floto served as Special Assistant to the Under Secretary of Transportation with the U.S. Department of Transportation. He currently serves on the board of directors of Dairy Farm International. Mr. Floto earned a bachelors degree in engineering from the U.S. Military Academy at West Point in 1965 and a masters of business administration degree from Harvard Business School in 1971. Mr. Floto has served as director of the Company since September 2009.

Michael Grossman, age 44 has been the Chief Executive Officer of Tempo Payments since 2006. In 1996, he founded LiveCapital, where he served as Chief Executive Officer for 10 years, and prior to that, he was Group Project Manager, Quicken with Intuit. Earlier, he was a Brand Manager with Johnson & Johnson Co., a Co-founder and Chief Executive Officer of Rim Pacific and an Associate with McKinsey & Company. He earned a bachelors degree in economics from Harvard University in 1986 and a juris doctor degree from Harvard Law School in 1990. Mr. Grossman has served as a director of the Company since September 2009.

Richard “Mick” McGuire, age 33 has served as non-executive Chairman of the Board of the Company since January 2009 and as a director of the Company since January 2008. He is the founding principal and portfolio manager of Marcato Capital Management, LLC, a value investor in the public markets. Prior to forming Marcato, Mr. McGuire was a partner at Pershing Square Capital Management, L.P. Prior to joining Pershing Square, Mr. McGuire held positions at private equity funds J.H. Whitney, & Co., and Stonington Partners, Inc. Mr. McGuire holds an MBA from Harvard Business School and an AB in Economics from Princeton University.

Dan Rose, age 36 is Vice President, Business Development and Monetization for Facebook, a post he has held since 2006. At Facebook, he is responsible for worldwide strategic partnerships and mergers and acquisitions as well as marketing strategy for Facebook’s advertising products. Before joining Facebook, Mr. Rose was with Amazon.com for seven years, where he held various business development and management positions and helped incubate and develop the Kindle. Mr. Rose earned a bachelors degree in sociology from Harvard University in 1994. He has served as a director of the Company since September 2009.

David Shelton, age 62 has had a 36-year career with $48.2 billion home improvement retailer Lowe’s Companies, Inc. that began in 1970 and concluded in 2006 with his retirement. His most recent position at Lowe’s was Senior Vice President, Real Estate, Engineering and Construction, a role he held since 1997. Prior to that post, Mr. Shelton was Vice President, Sales Operations and Vice President, Store Operations. Throughout his earlier years with Lowe’s, Mr. Shelton served in a variety of positions including Store Manager, Corporate Store Operations Analyst and Vice President, Pricing and Training. Mr. Shelton has served as a director of the Company since December 2009.

Timothy V. Wolf, age 56 has been Chief Integration Officer for MillerCoors LLC since July 2008. Prior to his current post, he was Chief Financial Officer for Coors Brewing Company for 10 years, and then, for over three years, was Global Chief Financial Officer for Molson Coors Brewing Company. Prior to that, Mr. Wolf was Senior Vice President of Human Resources for Hyatt Hotels Corp. and was with Walt Disney Company for four years as its Controller and as Senior Vice President, Human Resources and Administration for Euro Disney. From 1980 through 1989, Wolf was with PepsiCo, Inc., where he served as Controller, Taco Bell Corporation, among other executive leadership positions there. Mr. Wolf serves on the board of directors for Xcel Energy, Inc. and serves on its Audit and Finance Committees. He earned a bachelors degree in economics in 1974 from Harvard University and a Masters of Business Administration degree in finance in 1976 from the University of Chicago Graduate School of Business. Mr. Wolf has served as a director of the Company since September 2009.

The Board of Directors recommends that the shareholders vote “FOR” each of the Company’s nominees as directors.

SELECTION OF NOMINEES AND QUALIFICATIONS OF INDIVIDUAL NOMINEESS

General Criteria; Shareholder Recommendations

The Nominating and Corporate Governance Committee oversees the process for identifying qualified individuals to serve as directors of the Company and recommends nominees to the Board. The general criteria to be used by the Committee in considering candidates to serve as directors are provided for in the Charter of the Committee and include: (i) a review of the background and skills of the candidate, with the objective of having a Board of Directors comprised of outstanding individuals with diverse backgrounds and expertise; (ii) a review of the other directorships and commitments of the individual to make certain that he or she will have adequate time to devote to the affairs of the Company; and (iii) a consideration by the Committee of the importance of having at least one independent director with significant experience and expertise in retailing and at least one independent director with significant experience and expertise in finance.

Neither the Nominating Committee nor the Board has a specific policy relating to the consideration of diversity in identifying director nominees. As set forth above, however, the Committee’s Charter provides that the Committee is to review the backgrounds and skills of candidates with the objective of having a Board comprised of individuals with diverse backgrounds and experience. In fulfilling its responsibilities under the Charter in connection with the 2009 Board transition, the Committee focused primarily on candidates that have the professional qualifications and experience that it believes are important to the Company’s current and future business.

In recommending nominees to serve as directors of the Company, the Nominating and Corporate Governance Committee will consider candidates recommended by shareholders and will apply the same criteria to candidates recommended by shareholders as it applies to other candidates. Any shareholder who desires to recommend to the Nominating and Corporate Governance Committee a candidate to serve as a director of the Company should adhere to the procedures described under “Communications with the Board of Directors” in this Proxy Statement. If the shareholder desires to have such candidate considered by the Committee for inclusion in the Company’s Proxy Statement for the 2011 Annual Meeting, background information with respect to the candidate should be submitted to the Board prior to December 31, 2010.

The 2009 Board Transition

During 2009, significant changes were made in the composition of the Board of Directors of the Company, with seven members leaving the Board and six new members being appointed. This transition was overseen by the Nominating and Corporate Governance Committee with the assistance of Korn/Ferry International, an executive recruiting firm. Of the new directors, Mr. Grossman and Mr. Floto were recommended by a shareholder of the Company and the remaining directors were identified by Korn/Ferry. In all cases, Korn/Ferry and the Committee reviewed the candidates in light of the skills and qualifications that the Committee was looking for in new directors.

In addition to the general criteria described above, the Committee was seeking particular skills that would be helpful to the Company as it addressed the challenges that it faces at the current time. Specifically, in addition to financial and retail expertise, the Committee considered the need for experience in the digital, strategic planning and real estate areas to assist the Company in addressing the challenges presented by the current environment in which the Company operates.

Qualifications and Experiences of Individual Nominees

The following qualifications and experience of individual nominees were considered significant in the Board’s determination that the individual should serve as a director of the Company:

Michael G. Archbold.  The Board believes that Mr. Archbold has significant financial experience, having served in various financial management positions, including as chief financial officer of large companies. He also has an extensive retail management background, including service as Chief Operating Officer of the Vitamin Shoppe, and experience in the book business through his time as an executive with the Booksellers Division of Barnes & Noble, Inc.

Paul J. Brown.  The Board considered Mr. Brown’s financial experience and brand management background, including extensive experience with loyalty programs. The Board also believes that Mr. Brown has significant experience and skills in the strategic planning area.

Ronald J. Floto.  The Board believes that Mr. Floto has extensive retail management experience, including service as the chief executive officer of retail companies, and that this experience has been useful both in the fulfillment of his general board responsibilities and in his role as Chairman of the Nominating and Corporate Governance Committee.

Michael Grossman.  The Board considered Mr. Grossman’s brand management experience and general management experience, including service in the chief executive officer capacity. The Board believes that through his work with venture capital firms and start-up companies, he has acquired extensive knowledge and experience in the compensation area.

Richard “Mick” McGuire.  Mr. McGuire was selected as a director based upon strong financial skills with particular expertise and experience in the investment management area. The Board believes that his background in analyzing companies, particularly retail companies, has provided valuable insight into the perspectives of investors and potential investors in the Company.

Dan Rose.  The Board believes that Mr. Rose has significant experience relating to emerging technologies and strategic partnerships. In particular, the Board believes that his work on the Kindle while with Amazon.com and his responsibility for worldwide strategic partnerships with Facebook will be valuable as the Company deals with the technological changes occurring in the Company’s product categories.

David Shelton.  The Board considered Mr. Shelton’s particular experience in real estate, as well general retail management experience that he acquired during his 36-year career with Lowe’s Companies, Inc.

Timothy V. Wolf,  The Board considered Mr. Wolf’s financial experience and background, having served in various financial leadership positions, including chief financial officer of a large public enterprise. He also has experience in human resources and other administrative management areas.

CORPORATE GOVERNANCE

Board Leadership Structure and Role in Corporate Oversight

The current leadership structure of the Company’s Board of Directors consists of the following:

1.	The Nominating and Corporate Governance Committee oversees the leadership structure of the Board. It makes recommendations to the Board with respect to specific roles that should be established from time to time to enable the Board to fulfill its oversight responsibilities and to facilitate the interactions between the Board and management.

2.	Mr. McGuire, as the non-executive Chairman of the Board, fulfills the following responsibilities: (i) engages in frequent discussions with the Chief Executive and Chief Financial Officers of the Company between Board meetings regarding the current operations and initiatives of the Company; (ii) with the Chief Executive Officer, establishes the agenda for the Board meetings; and (iii) presides over the meetings of the non-management directors.

3.	Mr. Archbold, as the Lead Independent Director, presides over the portions of any meetings of the Board or of the non-management directors during which issues relating to Pershing Square Capital Management, L.P. (together with its affiliates, “Pershing Square”) are discussed. Pershing Square is the largest shareholder of the Company and Mr. McGuire previously was affiliated with it.

4.	Since Mr. Marshall’s resignation as Chief Executive Officer in January of 2010, Mr. Edwards has served as the interim Chief Executive Officer of the Company but is not a member of the Board of Directors. The Chief Executive Officer has traditionally served as a director and it is contemplated that he or she will again serve in that capacity when a permanent chief executive officer is appointed.

5.	The Audit Committee oversees the financial and operational risks relating to the Company as part of its regularly scheduled meetings. Any significant items are reported to the Board, which then addresses them and determines the steps to be taken to mitigate them.

The Board believes that this leadership structure is appropriate for the Company because it provides for a designated Board member, the non-executive chairman, to have regular contact with management and to act as a liaison between the Board and management. It also provides for a clear communication path for the non-management directors, as they may raise any issues or concerns that they have through the chairman. Given Mr. McGuire’s prior affiliation with Pershing Square, the board believes that it is important to have a Lead Independent Director to play a leadership role with respect to any issues relating to Pershing Square.

Independent Directors

The Board of Directors has determined that all of the members of the Board of Directors, other than Mr. McGuire, are independent. In making the determination that a director is independent, the Board determines that the individual:

•	satisfies the requirements for independence adopted by the New York Stock Exchange, and

•	if an audit committee member, satisfies the independence requirements for Audit Committees under Rule 10A-3 promulgated under the Securities Exchange Act of 1934.

In addition, the Board reviews any relationships of a director that would require disclosure in the Company’s Proxy Statement under Item 404 of Regulation S-K of the Securities and Exchange Commission. In general, that item requires disclosure of any direct or indirect interest that a director may have in any transaction with the Company that exceeds $120,000. Any director who is a party to any such transaction, or whose immediate family member is a party to any such transaction, is deemed to have a material relationship with the Company and thus not be independent unless either:

•	the transaction or relationship is of a nature covered by the New York Stock Exchange or Securities and Exchange Commission independence requirements but does not meet the thresholds contained in such provisions, or

•	the Board determines, after reviewing the nature of the transaction or relationship and amount involved, that the director’s ability to act in a fair and impartial manner will not be affected thereby.

The specific criteria used by the Board in determining the independence of directors are set forth under the caption “Board Size and Independence” in the Company’s Corporate Governance Guidelines, which are available on the Company’s Web site. See “Corporate Governance” below.

In determining that Mr. McGuire is not independent at this time, the Board considered both his and the Company’s relationships with Pershing Square. This determination will be reviewed periodically as circumstances change.

Board of Directors Meetings and Committees

During the fiscal year ended January 30, 2010, the Board of Directors held five regularly scheduled meetings and nine additional meetings to discuss specific topics. The Board of Directors has also established standing Audit, Compensation and Nominating and Corporate Governance Committees. The membership and functions of the committees of the Board of Directors are as follows:

The Audit Committee is responsible for the appointment, compensation and oversight of the independent registered public accounting firm for the Company, including the resolution of any disagreements between the Company and the auditors regarding financial reporting. The Committee also reviews and makes recommendations regarding the annual audit of the Company’s financial statements and the Company’s internal controls, accounting practices and policies. The Audit Committee held four regular meetings during the fiscal year ended January 30, 2010. In addition, the Committee reviewed and telephonically discussed with management each of the Company’s earnings releases, as well as its quarterly and annual reports to the Securities and Exchange Commission.

The current members of the Audit Committee are Mr. Archbold, Mr. Brown and Mr. Wolf (Chairman). The Board of Directors has determined that each of the members of the Audit Committee is independent, that all of the members of the Audit Committee meet the requirement of the New York Stock Exchange rules that each member be financially literate, and that Mr. Archbold and Mr. Wolf meet the requirement of the New York Stock Exchange rules that at least one member of the Audit Committee have accounting or related financial management expertise. The Board of Directors has further determined that Mr. Archbold and Mr. Wolf are “audit committee financial experts” within the meaning of the rules promulgated by the Securities and Exchange Commission.

The Compensation Committee was established for the purpose of reviewing and approving the nature and amount of compensation for executive officers of the Company. The Compensation Committee also administers certain of the Company’s employee benefit plans. Four meetings of the Compensation Committee were held during the fiscal year ended January 30, 2010. The current members of the Compensation Committee are Mr. Floto, Mr. Grossman (Chairman), Mr. Rose and Mr. Shelton, all of whom are independent.

The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors regarding the size, composition and compensation of the Board and the Committees of the Board. The Committee also makes recommendations to the Board regarding corporate governance matters and practices, including formulating and periodically reviewing the Corporate Governance Guidelines that have been adopted by the Board.

Under the Company’s Policy and Procedures regarding Related Party Transactions, the Nominating and Corporate Governance Committee also is responsible for reviewing and approving any related party transactions. Related party transactions generally are transactions in excess of $120,000 in which any executive officer or director has a direct or indirect material interest. The Company’s Policy discourages such transactions but recognizes that, in certain limited circumstances, it may be advantageous for the Company to engage in a related party transaction. Any director or executive officer desiring to enter into such a transaction must submit relevant information to the General Counsel of the Company, who then forwards the information to the Committee for consideration. Each director and executive officer also is required to respond to an annual questionnaire covering related party transactions.

The Nominating and Corporate Governance Committee met five times during the fiscal year ended January 30, 2010 and also had numerous calls and interviews relating to the board transition. The current members of the Nominating and Corporate Governance Committee are, Mr. Archbold, Mr. Grossman, Mr. Floto (Chairman) and Mr. Wolf, all of whom are independent.

Each of the current directors, other than Mr. Brown, attended at least 75% of the meetings of the Board and the Committees on which he served during the period in fiscal 2009 during which he was a director. Mr. Brown attended 66% of such meetings following his appointment to the Board in September 2009, including each of the regularly scheduled meetings, but was not able participate in two telephonic meetings that were called on short notice to address specific matters.

Corporate Governance Policies

The Board of Directors has adopted written charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. These charters, as well as the Company’s Corporate Governance Guidelines and its Policies with Respect to Poison Pills, Executive Severance Payments and Related Party Transactions, are available on the Company’s Web site at www.borders.com under “Investor Relations” at the bottom of the page.

The Company has adopted a Business Conduct Policy and a Code of Ethics Relating to Financial Reporting that apply to the principal executive, financial and accounting officers of the Company, among others. These documents are available on the Company’s Web site at the Internet address set forth above. The

Company will disclose on its Web site any amendments to the Business Conduct Policy or the Code of Ethics Relating to Financial Reporting and any waiver of such policies applicable to any executive officer.

Printed copies of any of the documents available on the Company’s Web site will be provided to any shareholder without charge upon written request to Investor Relations, Borders Group, Inc., 100 Phoenix Drive, Ann Arbor, Michigan 48108-2202.

Compensation Committee Interlocks and Insider Participation

None of the current members of the Compensation Committee are, and none of the former members who served on the Committee during fiscal 2009 were, a former officer or employee of the Company or its subsidiaries or has or had any relationship with the Company requiring disclosure in accordance with the applicable rules of the Securities and Exchange Commission relating to compensation committee interlocks and insider participation.

Meetings of Non-Management Directors

The non-management directors of the Company meet in executive session at each of the regularly scheduled Board meetings. Mr. McGuire, Chairman of the Board, presides over such meetings except that, as to any matter that relates to Pershing Square, Mr. Archbold, the Lead Independent Director, presides.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and 10% beneficial owners to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock of the Company. Such officers and directors are required by SEC regulations to furnish to the Company copies of all Section 16(a) reports that they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company during the fiscal year ended January 30, 2010 and written representations that no other reports were required, all officers and directors of the Company complied with the Section 16(a) filing requirements.

Communications with the Board of Directors

The Board of Directors of the Company has established procedures for individuals to communicate with the Board as a whole, with the non-management directors as a group or with individual Board members. Communications to the Board as a whole should be addressed as follows: “Board of Directors of Borders Group, Inc., c/o Corporate Secretary.” Communications to the Chairman of the Board or to the non-management directors as a group should be addressed as follows: “Chairman of the Board of Directors of Borders Group, Inc., c/o Corporate Secretary.” Communications to an individual Board member should be addressed to the individual Board member, c/o Corporate Secretary. The Secretary of the Company will review the correspondence and, subject to the following sentence, will forward it to the Board member or members to whom it was addressed. The correspondence will not be forwarded if the non-management directors instruct the Secretary not to forward correspondence covering the applicable subject matter. Correspondence that is not forwarded pursuant to the instructions of the non-management directors will be made available to any non-management director who wishes to review it. All correspondence should be mailed to the Company’s principal office at 100 Phoenix Drive, Ann Arbor, Michigan 48108.

Shareholder proposals intended to be presented at a meeting of shareholders by inclusion in the Company’s proxy statement or in compliance with the Company’s bylaws are subject to specific notice and other requirements referred to under “Proposals of Shareholders” below. The communications process for shareholders described above does not modify or relieve any requirements for shareholder proposals intended to be presented at a meeting of shareholders.

Board Attendance at the Annual Meeting

The Company encourages Board members to attend the Annual Meeting of Shareholders, and schedules a Board meeting on the same day as the Annual Meeting to facilitate such attendance. Each of the current directors then in office attended the 2009 Annual Meeting.

Related Party Transaction

During fiscal 2009, the Company extended and revised a financing arrangement that the Company had entered into during fiscal 2008 with Pershing Square, the Company’s largest shareholder. Mr. McGuire, the non-executive Chairman of the Board of Directors, was a partner of Pershing Square until January 2009.

The financing arrangement initially consisted of three components:

•	Pershing Square provided the Company with a senior secured term loan for $42,500,000 with an initial maturity date of January 15, 2009 (the “Term Loan Facility”);

•	Pershing Square made an offer to purchase, at the option of the Company initially exercisable until January 15, 2009 (the “Purchase Offer Option”), certain of the Company’s international businesses for an aggregate cash price of $135,000,000, or, alternatively, to purchase Borders’ U.K. based business interests (the “UK Purchase Offer Option”) for an aggregate cash price of $65,000,000 less indebtedness for borrowed money attributable to such businesses;

•	The Company issued Pershing Square warrants to purchase 9.55 million shares of Common Stock (the “Warrants”) at an exercise price of $7.00 per share, subject to anti-dilution adjustments, and agreed to issue Pershing Square warrants to purchase an additional 5.15 million shares of Common Stock at the same exercise price, subject to anti-dilution adjustments, upon the occurrence of specified events.

The interest rate on the loan under the Term Loan Facility was 9.85% per annum. All obligations under the Term Loan Facility were unconditionally guaranteed by each of the Company’s subsidiaries that was a guarantor under the Company’s existing credit facility and by a security interest in approximately 65% of the outstanding shares of the capital stock of the Company’s Paperchase Products Limited (“Paperchase”) subsidiary.

In late fiscal 2008 and early fiscal 2009, the Company and Pershing Square agreed to (i) extend, until April 15, 2009, the expiration of the UK Purchase Offer Option and the maturity date of the Term Loan Facility; and (ii) amend the UK Purchase Offer Option to give the Company the right to require Pershing to acquire all of the shares of Paperchase, whereas the UK Purchase Offer Option previously applied to substantially all of the shares of Paperchase and the Company’s minority interest in Bookshop Acquisition Ltd.

In March 2009, the Company and Pershing Square extended the maturity date of the Term Loan to April 1, 2010. At the same time, the Company issued 100 shares of common stock to Pershing Square at $0.65 per share. Under the antidilution provisions of the agreement relating to the Warrants, this issuance had the effect of resetting the strike price on Pershing Square’s 14.7 million warrants to $0.65 per share. The UK Purchase Offer Option was not extended further and expired during fiscal 2009.

The Company has repaid the loan under the Term Loan Facility. During fiscal 2009, the Company paid approximately $4,451,605 million in interest and fees on the Term Loan Facility and paid Pershing Square $750,000 for reimbursement of expenses and the extension of the UK Purchase Offer Option.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth below. Based upon such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Michael Grossman, Chairman
Ronald J. Floto
Dan Rose
David Shelton

COMPENSATION DISCUSSION AND ANALYSIS

Change in the Composition of the Compensation Committee; Retention of HayGroup

In connection with the major Board transition discussed under the caption “Selection of Nominees and Qualifications of Individual Directors - The 2009 Board Transition,” the composition of the Compensation Committee completely changed in the second half of 2009. In order to assist the new Committee members in developing an executive compensation philosophy that supports a turnaround business strategy, the Committee retained Hay Group, Inc. (“Hay Group”) in February of 2010. Specifically, Hay Group was asked to address the following:

•	The competitive market to which the Company’s executive compensation will be compared;

•	The targeted market compensation levels for base salary, total cash compensation (base salary plus annual incentive) and total compensation (base salary plus annual incentive plus long-term incentive) for executive and senior vice presidents of the Company; and

•	The guidelines for compensation administration by the Committee.

Subsequent to the Committee’s retention of Hay Group, the Company’s Senior Vice President, Human Resources provided to Hay Group organizational information and historical compensation levels of executives of the Company. As part of its analysis for the Committee, Hay Group personally interviewed executives of the Company and applied its job evaluation methodology to aid in its analysis of market compensation levels. After completing its analysis and formulating its recommendations, representatives of HayGroup met with the Committee in March of 2010 to discuss its report and recommendations with the Committee.

After receiving and considering the input of HayGroup, the Committee approved an executive compensation program for fiscal 2010 consisting of the following components:

•	Salaries for executive officers will remain at the same level as in fiscal 2009.

•	Two six month bonus opportunities will be granted under the Annual Incentive Bonus Plan, the aggregate amount of which (if earned) would result in the executive receiving a bonus (the “Target Bonus”) of 110% of the difference between: (i) the total salary and bonus for a similar position at the 50th percentile based upon a comparison to Hay Group’s 2009 retail industry survey data that includes compensation data from 92 major retailers; and (ii) the salary for that position at the 50th percentile.

•	The first bonus opportunity, which was awarded at the March 10, 2010 meeting, is equal to 50% of the Target Bonus and is payable on November 1, 2010 if the executive remains employed by the Company through September 30, 2010. The second bonus opportunity also will be equal to 50% of Target Bonus but will payable on April 15, 2011 only if EBITDA targets for the final six months of fiscal 2010 are satisfied. These targets will be established by the Committee after management completes the business plan for the last two quarters of fiscal 2010.

•	Executives will receive, later in fiscal 2010, a long-term incentive award to incentivize outstanding long-term performance and to support a long-term retention strategy.

The program is intended to: (i) retain key executives; and (ii) provide management with the time to develop a business plan for the second half of fiscal 2010 with acceptable EBITDA targets that will be considered by the Committee in establishing incentive compensation goals for the last two quarters of fiscal 2010.

General Goals and Objectives

The goal of the Company’s compensation program for executive officers is to provide compensation policies and practices that enable the Company to attract, retain, and motivate outstanding executive officers who can lead a turnaround of the Company.

The Company’s compensation philosophy is to align each executive officer’s compensation with the Company’s business objectives in order to provide value for shareholders. Consistent with this philosophy, the Company’s compensation program is comprised of base salary and short- and long-term incentive opportunities. In combination, these components are intended to generate below-market compensation in the event of poor operating performance and above-market compensation in the event of superior performance.

Fiscal 2009 Benchmarking

In order to determine the external competitiveness of the compensation program, the Company benchmarks total compensation levels for executive officers to compensation paid to executives at other companies. For fiscal 2009 the “market” rate for salaries provided by comparable retailers was determined from information gathered from published surveys and compensation information that was publicly reported by a select group of 20 other retail companies (the “Peer Group Companies”). The Peer Group Companies consisted primarily of retail companies with revenues comparable to the Company or with whom the Company believes it competes for management talent. The Peer Group Companies were: Abercrombie & Fitch Co.; Advance Auto Parts, Inc.; AutoZone, Inc.; Barnes & Noble, Inc.; Bed, Bath & Beyond, Inc.; Big Lots, Inc.; Charming Shoppes, Inc.; Collective Brands, Inc.; Dick’s Sporting Goods; Dollar General Corp.; Foot Locker, Inc.; GameStop Corp.; Limited Brands, Inc.; PetSmart, Inc.; Radio Shack, Corp.; Ross Stores; Staples, Inc.; Talbots, Inc.; The TJX Companies, Inc. and Williams-Sonoma, Inc.

The Compensation Committee used the compensation information from the Peer Group Companies as data points in determining the forms and levels of executive compensation, but did not target its compensation levels to be within a specific range of the levels of the Peer Group Companies.

Procedures Relating to the Company’s Executive Compensation Program

The elements of the Company’s compensation program, as well as individual determinations of salary, bonus and long-term incentive awards, involve primarily the interaction of the Compensation Committee and the Company’s Senior Vice President, Human Resources. As set forth above, with respect to fiscal 2010 compensation, significant input was received from the Compensation Committee’s independent consultant, Hay Group.

Generally, the Senior Vice President, Human Resources coordinates the gathering of information relevant to the Company’s compensation programs. Included in this information are the equity stake that each executive officer has in the Company and the extent to which the officer has an incentive to remain with the Company and to drive for strong performance, taking into account factors such as the future vesting of long-term awards and the likelihood that applicable performance targets will be achieved. This information generally is discussed with the Committee at meetings held in September and December of each year in preparation for the actual determinations of salary and incentives, which generally occurs in March of each year.

Based upon input from the Committee, the Senior Vice President, Human Resources presents to the Committee at its March meeting proposed salaries and incentive compensation awards for executive officers on an individual-by-individual basis. The Committee discusses the proposals and makes its determinations. Equity awards approved by the Committee are made as of a date determined by the Committee and are based on the level and scope of the recipient’s position. Generally, annual grants and awards are approved at the March meeting of the Compensation Committee and made effective as of the first business day of April. As set forth above, grants for fiscal 2010 will be made later in the year.

The Compensation Committee also approves the performance targets under the Company’s annual and, if applicable, long-term incentive plans. Except with respect to certain awards subject to Section 162(m) of the Internal Revenue Code, which relates to compensation in excess of $1 million, the Committee has the discretion to interpret and change the performance criteria. The Committee has used such discretion primarily to adjust awards as appropriate to take into account events or factors that were not anticipated at the time that the applicable performance standards were established.

The Committee is not authorized to delegate any of its responsibilities with respect to any aspect of awards made to executive officers. Pursuant to the Long-Term Incentive Plan, the Committee has delegated to the Chief Executive Officer and the Senior Vice President, Human Resources the right to make awards under the Plan to non-executive officers. All awards made pursuant to such delegated authority are reviewed at the next meeting of the Committee.

Allocation of the Components of Compensation

Because the Committee believes that the senior level executives are primarily responsible for decisions impacting the long-term results of the Company, long-term compensation is greater in proportion to base salary at higher levels of responsibility.

Historically, the Committee has based an executive’s annual bonus opportunity and the value of his or her long-term incentive award on a percentage of salary. For example, prior to fiscal 2009, for executive vice-presidents, both the target bonus opportunity and the value of the executive’s long-term incentive award were set at 80% of base salary. As a result of the significant decrease in the price of the Company’s shares, for fiscal 2009, the Committee moved away from such percentage allocation for long-term incentive awards because the lower equity value would have resulted in inordinately large equity awards in relation to an executive’s salary.

To illustrate, if the allocation formula called for an individual to receive a long-term incentive award valued at $100,000 and the award was made in the form of restricted stock, the individual would receive 10,000 restricted shares if the price were $10.00 per share, but 200,000 restricted shares at a price of $.50 per share. Rather than using a formula based upon a percentage of compensation, for 2009 the Committee awarded a specific number of options and/or restricted shares. The number selected was intended to be large enough to provide an incentive to drive superior performance and to address retention issues, and was not tied directly to the executive officer’s compensation level.

Following is a brief discussion of each of the principal components of the compensation of executive officers.

Base Salary

For fiscal 2009, the Committee approved pay ranges for executive officers based primarily upon survey information and proxy data relating to Peer Group Companies. Where the base salary of an officer fell within the relevant range is based upon a number of factors, including the officer’s prior relevant experience, individual performance, scope of responsibilities and contribution to the Company’s financial goals and strategic initiatives.

Annual Cash Incentives

Under the Company’s Annual Incentive Bonus Plan, executive officers are eligible to receive cash awards based upon the attainment of annual performance goals. Generally, incentive bonus opportunities are expressed as a dollar amount based upon a percentage of each executive’s base salary. The performance criteria for executive officers at the executive vice president level and above are generally based upon the Company’s attainment of specified levels of performance. For senior vice presidents, 25% of their bonus for fiscal 2009 was based upon the attainment of individual performance goals.

The terms “threshold,” “target” and “maximum” are used to define the continuum of acceptable performance by the Company for purposes of the Bonus Plan. The levels are established by the Committee, and provide a scale for awards tied to performance. In establishing performance levels, the Committee takes into account the Company’s results for the prior year and its planned performance for the current year. “Threshold” is the minimum level of acceptable performance. The Bonus Plan requires that the Committee establish a threshold level of performance for financial measures, below which no bonus tied to financial goals would be paid under the Plan. “Target” is the intended and expected level of performance. “Maximum” is performance that exceeds expectations, a “stretch” goal, but sets a ceiling on bonus potential. The Annual Incentive Bonus Plan award at “target” for each executive is determined and benchmarked with reference to retail industry practices.

The following table sets forth the threshold, target and maximum bonus opportunities, as a percentage of salary, for the designated positions for fiscal 2009:

	Threshold	Target	Maximum

President and CEO	25%	100%	200%
Executive Vice President	20%	80%	160%
Senior Vice President	15%	60%	120%

For fiscal year 2009, the Compensation Committee established the following target for executive officers and determined the actual achievement under the Borders Group, Inc. Annual Incentive Bonus Plan as follows:

			Payout
Measure	Target	Actual	Percentage	Weight

Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization (“EBITDA”)	$113,530,000	$67,000,000	0%	100%

25% of the 2009 bonuses for Ms. Solaiman and Mr. Laverty were based on their individual performance ratings, which were a combination of performance related to specific individual goals and competency ratings. The remaining 75% of their bonus opportunity was based on EBITDA. The mix and weighting of the bonus goals for both was established prior to them becoming executive officers.

Long-Term Incentives

The Compensation Committee administers the amended and restated Borders Group, Inc. 2004 Long-Term Incentive Plan. The goal of the Long-Term Incentive Plan is to retain key leadership and drive long-term performance.

Equity incentive awards were made for fiscal 2009 in the form of options, restricted shares or a combination of the two types of awards. Options were granted to executive vice presidents late in fiscal 2008 in connection with a senior management change. These grants were made in lieu of grants that otherwise would have been made in fiscal 2009, and thus no grants were made to Mr. Bierley or Mr. Carney during fiscal 2009.

Officers below the executive vice president level generally received restricted shares in April of 2009. Ms. Solaiman also received a grant, at the time of her promotion to senior vice president, in accordance with the Company’s normal practices relating to the timing of awards. The form and amount of awards made to executive officers who were hired during the year were based upon individual considerations intended to attract the individual to the Company.

In addition to annual grants, occasionally special grants are made under the Long-Term Incentive Plan. These usually take the form of restricted shares or options. The reasons for these types of awards include: (i) keeping key executives focused on driving financial results during periods of transition or intense change and (ii) retaining and motivating key employees.

Fair market value is defined under the Long-Term Incentive Plan as the closing price of a share of the Company’s stock on the New York Stock Exchange on the day prior to the effective date of the grant or award or, if the stock is not traded on such date, the closing price on the first day prior thereto on which the stock was traded. The Company uses this definition, rather than the closing price on the effective date of grant or award, because: (i) all equity plans approved by shareholders since the Company became a public company in 1995 have included this definition, and (ii) the consistent use of this definition has been beneficial for purposes of plan communications and employee understanding.

Executive Stock Ownership Guidelines

The Company believes that it is important for its executive officers to maintain stock ownership so that decision making is aligned with the overall interests of shareholders. With that intention, the Board of Directors has adopted the following Executive Stock Ownership Guidelines:

Executive Officer Position	Ownership Guideline

President and CEO	200,000 shares
Executive Vice President	30,000 shares

The Company recognizes that, particularly for new executive officers, compliance with these guidelines may not be immediately practicable, and the Committee considers an executive officer’s equity holdings in structuring the components of his or her compensation.

Perquisites

The Company’s executive compensation programs offer few perquisites or benefits that are not offered to all employees. This has remained constant throughout the Company’s history. The principal perquisite for executive officers is a long-term disability program.

Policy With Respect To Employment And Severance Agreements

Historically, the Company generally has not entered into fixed-term employment agreements with executives other than the chief executive officer.

The Company has entered into agreements with each executive officer of the Company that provide for severance to the officer in the event that his or her employment is terminated by the Company without cause. The principal purpose of these agreements is to enhance the Company’s ability to attract executives by providing interim assistance to them in the event that the executive’s employment is terminated without cause. Consistent with that purpose, in the event of a change of control, payments are made only if the executive’s employment is actually terminated without cause and are not triggered solely by the change of control itself. Information concerning the employment and severance agreements with executive officers is included in the footnotes to the Summary Compensation Table, and under the caption “Potential Payments upon Termination or Change-of-Control” below.

Going forward, the Company intends to evaluate on an individual by individual basis whether or not to enter into severance arrangements with executive officers. To the extent that it does enter into such agreements, it intends to exclude target bonus from the severance calculation and to make a payment to the individual in lieu of bonus only if a bonus would have been earned by the individual if he or she had remained with the Company. Any such payment in lieu of a bonus would be prorated based upon the individual’s period of employment.

The Company has historically avoided the use of excise tax gross-up provisions relating to a change of control except in limited circumstances. The Company has no gross-up obligations in place with respect to any executives of the Company.

Tax And Accounting Considerations

The Committee considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which places a limitation on tax deductions for publicly held corporations for individual compensation to certain executives exceeding $1,000,000 in any taxable year, unless the compensation is performance based. The Company generally attempts to structure its compensation programs in such a manner that payments and awards are deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Beginning in 2006, the Company began accounting for stock-based payments and awards, including stock options, restricted shares and restricted share units, in accordance with the requirements of Accounting Standards Codification (“ASC”) 718, Compensation — Stock Compensation.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation earned during the last three fiscal years by (i) the two individuals who served as the Company’s President and Chief Executive Officer during the last fiscal year, (ii) the Company’s Executive Vice President and Chief Financial Officer, (iii) the three other most highly compensated executive officers of the Company who were serving as executive officers at the end of fiscal 2009, and (iv) two former executive officers who would have been included in (iii) if they had been employed by the Company at the end of the fiscal year.

The Company does not maintain a defined benefit pension or supplemental retirement plan or provide above market earnings on deferred compensation, and thus column (h) has been omitted from the table.

						Non-Equity	All Other
						Incentive	Compen-
				Stock	Option	Plan	sation	Total
	Year	Salary ($)	Bonus ($)	Awards ($)	Awards ($)	($)	($)	($)
Name and Principal Position(a)	(b)	(c)	(d)	(e)(1)	(f)(1)	(g)(2)	(i)(3)	(j)

Michael J. Edwards(4)	2009	$138,462	$0	$93,300	$472,000	$0	$58,182	$761,944
Interim President and Chief
Executive Officer
Mark R. Bierley	2009	$375,000	$0	$0	$0	$0	$601,749	$976,749
Executive Vice President,	2008	$278,269	$0	$159,001	$0	$124,200	$164,862	$726,332
Chief Financial Officer	2007	$275,741	$0	$64,492	$40,000	$28,167	$7,848	$416,248
Thomas D. Carney	2009	$300,000	$0	$0	$0	$0	$2,340	$302,340
Executive Vice President, General	2008	$296,538	$0	$240,001	$0	$120,000	$249,555	$906,094
Counsel and Secretary	2007	$278,654	$0	$0	$0	$42,000	$13,658	$334,312
David Scott Laverty(5)	2009	$172,115	$0	$0	$70,000	$12,501	$43,250	$297,866
Senior Vice President, Chief
Information Officer
Shereen Solaiman,(6) Senior Vice	2009	$199,558	$0	$38,238	$0	$12,282	$1,128	$251,206
President, Human Resources
Former Officers
Ron Marshall(7)	2009	$750,000	$0	$0	$0	$0	$55,774	$805,774
President and Chief Executive Officer	2008	$57,692	$0	$0	$751,116	$0	$275,000	$1,083,808
Anne M. Kubek(8)	2009	$216,250	$0	$0	$0	$0	$585,464	$801,714
Executive Vice President,
Merchandising and Marketing
Stephen D. Davis(9)	2009	$239,818	$0	$22,050	$0	$0	$385,793	$647,661
Senior Vice President, Borders Stores

(1)	The amounts in columns (e) and (f) represent the aggregate grant date fair value of awards granted during the year, computed in accordance with ASC 718, Compensation-Stock Compensation.

(2)	The amounts in column (g) represent the cash awards to the named individuals under the Annual Incentive Bonus Plan. The goals under the Annual Incentive Bonus Plan that were based upon the Company’s results for the respective fiscal year were not satisfied and thus no bonuses were paid under the Plan based on the Company’s results. In 2009, Mr. Laverty and Ms. Solaiman earned a portion of the bonus for which they were eligible, based upon their individual performance, which was based on an arrangement in place prior to Mr. Laverty and Ms. Solaiman becoming an executive officer of the Company. In 2008 and 2007, Mr. Bierley and Mr. Carney each earned a portion of the bonus for which he was eligible base upon his individual performance.

(3)	The amounts in column (i) consist of the taxable portion of the Company-provided life insurance, the value of Company-paid financial planning services, and with respect to 2008 and 2007 include employer contributions credited under the Borders Group Savings and Non-Qualified Deferred Compensation Plans. The amount for Mr. Edwards in 2009 includes a relocation payment of $56,223. The amount for Mr. Bierley in 2009 includes retention payments aggregating $600,000, which were based on an arrangement in place prior to Mr. Bierley becoming an executive officer of the Company. The amount for Mr. Laverty in 2009 includes a signing bonus of $39,683. The amount for Mr. Marshall in 2009 includes a relocation payment of $30,334 and a reimbursement of legal fees incurred related to the negotiation of his employment contract of $21,676. The amount for Ms. Kubek in 2009 includes severance payments aggregating up to $585,000, a portion of which will be paid to Ms. Kubek during fiscal 2010, subject to mitigation and her compliance with a non-compete provision. The amount for Mr. Davis in 2009 includes severance payments aggregating up to $383,708, a portion of which will be paid to Mr. Davis during fiscal 2010, subject to mitigation and his compliance with a non-compete provision. The amount for Mr. Marshall in 2008 includes a signing bonus of $250,000 and a relocation payment of $25,000. The amount for Mr. Bierley in 2008 includes a retention payment of $159,000. The amount for Mr. Carney in 2008 includes a retention payment of $240,000.

(4)	Mr. Edwards commenced employment with the Company on September 28, 2009 as Executive Vice President, Merchandising and Marketing. Mr. Edwards was named Interim President, Chief Executive Officer on January 25, 2010.

(5)	Mr. Laverty commenced employment with the Company on May 26, 2009 and became an executive officer of the Company on September 16, 2009.

(6)	Ms. Solaiman became Senior Vice President, Human Resources on August 26, 2009 and became an executive officer of the Company on September 16, 2009. She previously served as Vice President, Human Resources. The compensation for 2008 and 2007 is not required to be presented for Ms. Solaiman as she was not an executive officer of the Company during those years.

(7)	Mr. Marshall resigned as President, Chief Executive Officer and a Director of the Company on January 25, 2010.

(8)	Ms. Kubek ceased to serve as an executive officer on September 30, 2009. Included in column (i) for Ms. Kubek is an aggregate of $585,000 payable in accordance with the terms of the severance agreement between the Company and Ms. Kubek. Pursuant to the agreement, Ms. Kubek will receive severance benefits of $48,750 per month until March 31, 2010, at which time the balance of the severance obligation will be paid to her. The severance payments are subject to reduction for amounts earned from other employment and to discontinuance if Ms. Kubek competes with the Company. The compensation for 2008 and 2007 is not required to be presented for Ms. Kubek as she was not an executive officer of the Company during those years.

(9)	Mr. Davis ceased to serve as an executive officer on January 7, 2010. Included in column (i) for Mr. Davis is an aggregate of $383,708 payable in accordance with the terms of the severance agreement between the Company and Mr. Davis. Pursuant to the agreement, Mr. Davis will receive severance benefits of $31,975 for 12 months. The severance payments are subject to reduction for amounts earned from other employment and to discontinuance if Mr. Davis competes with the Company. The stock awards shown in column (e) for Mr. Davis were forfeited as a result of the termination of his employment with the Company. The compensation for 2008 and 2007 is not required to be presented for Mr. Davis as he was not an executive officer of the Company during those years.

GRANTS OF PLAN-BASED AWARDS

						All	All Other
						Other	Option
						Stock	Awards:
						Awards:	Number
			Estimated Future Payouts			Number	of
		Date of	Under Non-Equity Incentive			of	Securities		Grant Date
		Compen-	Plan Awards((1))			Shares	Under-		Fair Value
		Sation	Thresh-		Maxi-	of Stock	lying	Exercise or	of Stock
	Grant	Committee	old	Target	mum	or Units	Options	Base Price	and Option
	Date	Approval	($)	($)	($)	(#)	(#)	of Option	Awards
Name(a)	(b)	(b)	(c)(1)	(d)(1)	(e)(1)	(i)(2)	(j)	Awards	(l)

Michael J. Edwards	10/1/09	9/16/09				30,000	200,000	$3.11	$565,300
		3/11/09	$80,000	$320,000	$640,000

Mark R. Bierley	3/11/09	3/11/09	$75,000	$300,000	$600,000	N/A	N/A	N/A	N/A

Thomas D. Carney	3/11/09	3/11/09	$60,000	$240,000	$480,000	N/A	N/A	N/A	N/A

David Scott Laverty	6/1/09	9/16/09				N/A	35,000	$2.67	$70,000
		3/11/09	$37,500	$150,000	$300,000

Shereen Solaiman	4/1/09	3/11/09				17,500	N/A	$0.63	$11,025
	10/1/09	12/9/09				$8,750	N/A	$3.11	$27,213
		3/11/09	$33,750	$135,000	$270,000

Former Officers

Ron Marshall	3/11/09	3/11/09	$187,500	$750,000	$1,500,000	N/A	N/A	N/A	N/A

Anne M. Kubek	3/11/09	3/11/09	$56,265	$225,060	$450,120	N/A	N/A	N/A	N/A

Stephen D. Davis	4/1/09	3/11/09				35,000	N/A	$0.63	$22,050
		3/11/09	$35,973	$143,891	$287,782

(1)	The amounts shown in column (c) represent the minimum payment level under the Company’s Annual Incentive Bonus Plan, which is 25% of the target amount in column (d). The amount shown in column (e) is 200% of such target amount. These amounts are based on the individual’s current salary and position. Ms. Solaiman and Mr. Laverty are the only executive officers who met the performance requirements for a payment under the Annual Incentive Bonus Plan for 2009. Ms. Solaiman and Mr. Laverty earned a partial award based upon their individual performance. These awards were prorated based on their time in position.

(2)	The amounts shown in column (i) represent the number of restricted shares granted to the executive officers, granted under the Long Term Incentive Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
							Equity	Equity
							Incentive	Incentive
							Plan	Plan
							Awards:	Awards:
							Number	Market or
							of	Payout
							Unearned	Value of
	Number	Number			Number	Market	Shares,	Unearned
	of	of			of Shares	Value of	Units or	Shares,
	Securities	Securities			or Units of	Shares or	Other	Units or
	Underlying	Underlying			Stock	Units of	Rights	Other
	Unexercised	Unexercised	Option		that	Stock that	that have	Rights
	Options	Options	Exercise	Option	have not	have not	not	that have
	(#)	(#)	Price	Expiration	Vested	Vested	Vested	not Vested
	Exercisable	Unexercisable	($)	Date	(#)	($)	#	($)
Name(a)	(b)	(c)(1)	(e)	(f)	(g)	(h)(2)	(i)	(j)(3)

Michael J. Edwards	0	200,000	$3.11	9/30/2016	30,000	$25,800	0	$0

Mark R. Bierley	3,000	0	$17.23	10/31/2012	1,959	$1,685	0	$0
	5,711	2,856	$19.06	7/01/2014	1,285	$1,105	0	$0
	3,738	1,869	$20.42	4/1/2014	27,087	$23,295	0	$0
	0	30,000	$15.42	10/31/2014			0	$0
	33,333	66,667	$0.57	1/8/2016			0	$0

Thomas D. Carney	15,000	0	$17.23	10/31/2012	4,114	$3,538	0	$0
	11,993	5,997	$20.42	4/1/2014	40,886	$35,162	0	$0
	0	50,000	$15.42	10/31/2014			0	$0
	33,333	66,667	$0.57	1/8/2016			0	$0

David Scott Laverty	0	35,000	$2.67	5/31/2016			0	$0

Shereen Solaiman	2,000	0	$21.67	1/4/2014	637	$548	0	$0
	1,856	928	$20.42	4/1/2014	1,267	$1,090	0	$0
	3,907	1,954	$15.00	9/3/2014	12,266	$10,549	0	$0
	0	10,000	$15.42	10/31/2014	17,500	$15,050	0	$0
					8,750	$7,525
Former Officers
Ron Marshall	600,000	1,200,000	$0.57	1/8/2016			0	$0
	66,667	133,333	$0.57	1/8/2016			0	$0

Anne M. Kubek	11,779	0	$20.42	9/30/2012			0	$0
	9,000	0	$17.23	9/30/2012			0	$0

Stephen D. Davis	15,099	0	$20.42	1/31/2013	3,452	$2,969	0	$0
					24,513	$21,081
					35,000	$30,100

(1)	The options vest in thirds commencing on the first anniversary of the date of grant except that: (i) the options that expire October 31, 2014 vest 100% on November 1, 2010, and (ii) the options that expire September 30, 2016 vest 100% on October 1, 2012, and (iii) the 1,800,000 options granted to Mr. Marshall vest in thirds on November 1, 2009, January 5, 2011 and January 5, 2012. Mr. Marshall’s unvested options were cancelled as a result of his resignation from the Company.

(2)	The market value of unvested restricted stock or stock units shown in column (h) is calculated based on the closing price of $0.86 of the Company’s Common Stock as of January 29, 2010, the last business day of the Company’s fiscal year.

OPTION EXERCISES AND STOCK VESTED

The table below shows the number of shares of the Company’s Common Stock acquired during fiscal 2009 upon the exercise of options and the vesting of restricted shares.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
	(#)	($)	(#)	($)
Name(a)	(b)	(c)	(d)	(e)

Michael J. Edwards	N/A	N/A	N/A	N/A
Mark R. Bierley	N/A	N/A	3,500	$3,675
Thomas D. Carney	N/A	N/A	7,500	$5,100
David Scott Laverty	N/A	N/A	N/A	N/A
Shereen Solaiman	N/A	N/A	1,000	$3,140
Former Officers
Ron Marshall	N/A	N/A	N/A	N/A
Anne M. Kubek	N/A	N/A	5,000	$5,250
Stephen D. Davis	N/A	N/A	N/A	N/A

NON-QUALIFIED DEFERRED COMPENSATION

Pursuant to the Company’s Non-Qualified Deferred Compensation Plan, named executive officers may defer base salary and payments earned under the Annual Incentive Bonus Plan. Deferral elections are made by eligible executives in November of each year for amounts to be earned in the following year. An executive may defer all or a portion of their base salary and up to 80% of the executive’s base pay.

The executive may invest such amounts in funds that are similar to those available under the Borders Group, Inc. Savings Plan. The tables below shows (i) the funds available under the Non-Qualified Deferred Compensation Plan and their annual rate of return for the calendar year ended December 31, 2009, as publicly reported; and (ii) the activity of the named executive officers under the Plan during fiscal 2009:

Year
to Date
Percentage
Return
Fund	(as of 12/31/09)

FFI Institutional Fund	0.52
PIMCO Total Return Fund (Administrative Class)	13.58
AIM International Growth Fund (Class A)	34.93
Jennison Mid Cap Growth Institutional Portfolio (Class Z)	41.04
American Funds Growth Fund of America (Class R4)	34.54
Harbor International Fund (Administrative Class)	38.24
Davis New York Venture Fund (Class A)	32.06
JP Morgan Small Cap Growth Fund (Class I)	39.37
Goldman Sachs Mid Cap Value Fund (Class A)	32.70
Van Kampen Small Cap Value Fund (Class I)	30.14
Van Kampen Growth and Income Fund (Class A)	24.26
Black Rock S&P 500 Index I	26.15

Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance
	Contributions	Contributions	Earnings	Withdrawals/	at Last
	in Last FY	in Last FY	in Last FY	Distributions	FYE
	($)	($)	($)	($)	($)
Name(a)	(b)	(c)	(d)	(e)	(f)(1)

Michael J. Edwards	N/A	N/A	N/A	N/A	N/A
Mark R. Bierley	N/A	N/A	N/A	$10,371	N/A
Thomas D. Carney	N/A	N/A	N/A	N/A	N/A
David Scott Laverty	N/A	N/A	N/A	N/A	N/A
Shereen Solaiman	N/A	N/A	N/A	N/A	N/A
Former Officers	N/A	N/A	N/A	N/A	N/A
Ron Marshall	N/A	N/A	N/A	N/A	N/A
Anne M. Kubek	N/A	N/A	N/A	N/A	N/A
Stephen D. Davis	N/A	N/A	N/A	N/A	N/A

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Agreements with Current Named Executive Officers

The Company has entered into certain severance and change of control agreements with the current named executive officers. These agreements, which are substantially similar, generally provide that, in the event of the officer’s termination of employment by the Company other than for cause or disability or in the event of voluntary termination for good reason, the officer would be entitled to severance benefits. The amount of payments is greater if the termination is in connection with or follows a change of control of the Company. Under these agreements, if the termination is prior to a change in control, the officer has an obligation to use reasonable efforts to seek other employment and, to the extent that he or she earns cash compensation from such other employment, the Company’s obligation to make severance payments would be correspondingly reduced. Payments will be discontinued if the former executive officer competes with the Company.

“Cause” under the agreements includes (i) conduct which is a material violation of Company policy or which is fraudulent or unlawful, (ii) misconduct which damages or injures the Company or substantially damages the Company’s reputation, and (iii) gross negligence in the performance of, or willful failure to perform, the executives duties and responsibilities. “Good Reason” includes (i) an involuntary relocation that increases the executive’s commute by more than 35 miles, (ii) a material diminution in the executive’s base salary (other than pursuant to across-the-board reductions prior to a change in control that apply uniformly to similarly situated employees generally), and (iii) following a Change in Control, a material diminution in the executive’s overall compensation opportunity or responsibilities from the levels in effect immediately prior to the change in control

The following table describes the potential payments upon termination for the current named executive officers:

				For Cause
				Termination or
				Voluntary
		Voluntary		Termination	Change of
	Payments and Benefits	Termination for	Involuntary Not for	for any	Control
Name	Upon Termination	Good Reason(1)	Cause Termination(1)	Reason	Termination

Michael J. Edwards	Base Salary	$400,000	$400,000	N/A	$800,000
	Short-term Incentive	$320,000	$320,000	N/A	$640,000
	Restricted Shares	$0	$0	N/A	$25,800
	Purchased Restricted Shares	$0	$0	N/A	$0
	Restricted Share Units	$0	$0	N/A	$0
	Stock Options	$0	$0	N/A	$0
	Total	$720,000	$720,000		$1,465,800

Mark R. Bierley	Base Salary	$375,000	$375,000	N/A	$750,000
	Short-term Incentive	$300,000	$300,000	N/A	$600,000
	Restricted Shares	$0	$0	N/A	$26,086
	Purchased Restricted Shares	$0	$0	N/A	$0
	Restricted Share Units	$0	$0	N/A	$0
	Stock Options	$0	$0	N/A	$19,333
	Total	$675,000	$675,000		$1,395,419

Thomas D. Carney	Base Salary	$300,000	$300,000	N/A	$600,000
	Short-term Incentive	$240,000	$240,000	N/A	$480,000
	Restricted Shares	$0	$0	N/A	$38,700
	Purchased Restricted Shares	$0	$0	N/A	$0
	Restricted Share Units	$0	$0	N/A	$0
	Stock Options	$0	$0	N/A	$19,333
	Total	$540,000	$540,000		$1,138,033

David Scott Laverty	Base Salary	$250,000	$250,000	N/A	$500,000
	Short-term Incentive	$150,000	$150,000	N/A	$300,000
	Restricted Shares	$0	$0	N/A	$0
	Purchased Restricted Shares	$0	$0	N/A	$0
	Restricted Share Units	$0	$0	N/A	$0
	Stock Options	$0	$0	N/A	$0
	Total	$400,000	$400,000		$800,000

Shereen Solaiman	Base Salary	$225,000	$225,000	N/A	$450,000
	Short-term Incentive	$135,000	$135,000	N/A	$270,000
	Restricted Shares	$0	$0	N/A	$34,761
	Purchased Restricted Shares	$0	$0	N/A	$0
	Restricted Share Units	$0	$0	N/A	$0
	Stock Options	$0	$0	N/A	$0
	Total	$360,000	$360,000		$754,761

(1)	The amounts shown for named executive officer as base salary and short-term incentive represent one times annual salary and target bonus. These amounts are subject to mitigation for amounts earned from other employment and other provisions.

Assumptions

Below is a description of the assumptions that were used in creating the tables above. Unless otherwise noted the descriptions of the payments below are applicable to all of the above tables relating to potential.

•	Change of control date of January 30, 2010.

•	All awards vest on change of control date.

•	All executives were terminated on the change of control date.

•	Salary and target bonus in effect on the change of control date.

•	Fair market value of Common Stock of $0.86 per share.

Payments to Former Executive Officers

The payments to Ms. Kubek and Mr. Davis for periods following their termination of employment are described in notes (8) and (9) to the Summary Compensation Table above. Mr. Marshall did not receive any severance payments in connection with his resignation.

DIRECTOR COMPENSATION

Procedures relating to the Compensation of Directors

The Nominating and Corporate Governance Committee is responsible under its charter for periodically making recommendations to the Board with respect to the compensation of directors. In fulfilling this responsibility, the Committee receives information from the Senior Vice President, Human Resources with respect to the amount and nature of the compensation of directors of the Peer Group Companies identified under the caption Compensation Discussion and Analysis — “Benchmarking.” The Nominating and Corporate Governance Committee also receives the input of the Compensation Committee prior to a recommendation being made to the Board.

Standard Compensation

For service as a director during 2009, members of the Board who are not employees of the Company received cash compensation of $112,500 and 20,000 unrestricted shares of Common Stock. The compensation will remain at that level for 2010.

Additional Fees Other Than for Service as the Non-Executive Chairman of the Board; Special Committee Fees

The chairpersons of the Audit, Compensation and Nominating and Corporate Governance committees received additional payments of $15,000, $10,000 and $7,500, respectively, prorated for service of less than a full year in the position. Directors who were members of the Nominating and Corporate Governance Committee prior to September of 2009 each received cash compensation of $10,000 for their work relating to the selection of new Directors in 2009, except that Ms. Lane, as the then Chairperson of the Committee, received $15,000.

Compensation for the Non-Executive Chairman of the Board and the Lead Independent Director

For service as Non-Executive Chairman of the Board in 2009, Mr. McGuire received additional cash compensation of $75,000 and 13,500 shares of Common Stock. Mr. Archbold received cash compensation of $25,000 for service as Lead Independent Director.

Deferral of Fees of Non-Employee Directors

A non-qualified deferred compensation plan that had been established for non-employee directors was suspended in December 2009. Under that plan, each non-employee director could defer up to 100% of his or her annual cash compensation. The deferrals were considered invested in benchmark investment funds selected by the participating director from a group of eligible funds.

Non-employee directors are permitted to defer the receipt of their stock awards.

Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended January 30, 2010.

					Change in
	Fees				Pension
	Earned				Value and
	or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
	($)	($)	($)	($)	Earnings	($)	($)
Name(a)	(b)	(c)(1)	(d)(1)	(e)	(f)	(g)(2)	(h)

Michael G. Archbold	$126,667	$12,600	$0	$0	$0	$10,000	$149,267
Paul Brown(3)	$32,405	$18,063	$0	$0	$0	$0	$50,468
Donald G. Campbell(3)	$91,121	$12,600	$0	$0	$0	$10,000	$113,721
Joel J. Cohen(3)	$87,901	$12,600	$0	$0	$0	$10,000	$110,501
Ronald J. Floto(3)	$34,565	$18,063	$0	$0	$0	$0	$52,628
Michael Grossman(3)	$35,285	$18,063	$0	$0	$0	$0	$53,348
Amy B. Lane(3)	$85,761	$12,600	$0	$0	$0	$15,000	$113,361
Brian T. Light(3)	$80,401	$12,600	$0	$0	$0	$0	$93,001
Victor L. Lund(3)	$15,000	$0	$0	$0	$0	$0	$15,000
Richard McGuire	$185,000	$21,105	$0	$0	$0	$0	$206,105
Edna Greene Medford(3)	$43,887	$12,600	$0	$0	$0	$0	$56,487
Lawrence I. Pollock(3)	$82,901	$12,600	$0	$0	$0	$10,000	$105,501
Dan Rose(3)	$32,405	$18,063	$0	$0	$0	$0	$50,468
David Shelton(3)	$6,726	$0	$0	$0	$0	$0	$6,726
Michael Weiss(3)	$43,887	$12,600	$0	$0	$0	$0	$56,487
Timothy V. Wolf(3)	$36,726	$18,063	$0	$0	$0	$0	$54,789

(1)	The amounts in columns (c) and (d) represent the aggregate grant date fair value of awards granted during the year, computed in accordance with ASC 718, Compensation - Stock Compensation.

(2)	The amounts in column (g) represent the cash compensation paid to the Nominating and Corporate Governance Committee members for their work relating to the selection of new Directors in 2009.

(3)	Mr. Shelton commenced service as a director on December 10, 2009. Mr. Brown, Mr. Floto, Mr. Grossman, Mr. Rose and Mr. Wolf commenced service as a director on September 17, 2009 and Mr. Campbell, Mr. Cohen, Ms. Lane, Mr. Light and Mr. Pollock ceased to serve as directors on that date. Ms. Medford and Mr. Weiss ceased to serve as directors on May 21, 2009 and Mr. Lund ceased to serve as a director on February 18, 2009. The amounts in columns (b), (c) and (h) represent prorated payments for these Directors’ service where appropriate.

The following is a summary of stock and option awards outstanding as of January 30, 2010:

Name	Stock Awards	Option Vested	Awards Unvested

Michael G. Archbold	0	0	0
Paul Brown	0	0	0
Donald G. Campbell	0	0	0
Joel J. Cohen	0	0	0
Ronald J. Floto	0	0	0
Michael Grossman	0	0	0
Amy B. Lane	0	19,058	0
Brian T. Light	0	0	0
Victor L. Lund	0	0	0
Richard McGuire	0	0	0
Edna Greene Medford	0	19,058	0
Lawrence I. Pollock	0	44,321	0
Dan Rose	0	0	0
David Shelton	0	0	0
Michael Weiss	0	0	0
Timothy V. Wolf	0	0	0

AUDIT COMMITTEE REPORT

In accordance with its written charter as adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, internal controls and financial reporting practices of the Company. The Audit Committee is also responsible for evaluating audit performance, appointing, compensating, retaining and overseeing the work of the Company’s independent registered public accounting firm.

The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent accountant the independent accountant’s independence.

The Audit Committee has discussed and reviewed with the independent registered public accounting firm all communications required by the Public Company Accounting Oversight Board, including those described in Statement on Auditing Standards No. 114, as amended, “Communication with Audit Committees.”

Management of the Company has the primary responsibility for the Company’s financial statements and reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibility, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended January 30, 2010, as well as the report of management and the independent registered public accounting firm’s opinion thereon regarding the Company’s internal control over financial reporting. In addition, the Committee reviewed and discussed with management each of the Company’s earnings releases, as well as its quarterly reports to the Securities and Exchange Commission.

Based on the above-mentioned reviews and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended January 30, 2010 be included in its Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Timothy V. Wolf, Chairman
Michael G. Archbold
Paul Brown

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table summarizes aggregate fees billed for professional services rendered by Ernst & Young during fiscal years 2009 and 2008:

	2009	2008

Audit Fees	$819,600	$1,095,550
Audit Related Fees	41,500	33,500
Tax Fees(1)	140,050	131,820
All Other Fees	—	—

Total	$1,001,150	$1,260,870

(1)	All of the tax fees for 2009 were for tax compliance and preparation. Ernst & Young did not provide tax consulting or advisory services to the Company.

Audit Related Fees consist principally audits of employee benefit plans.

The Audit Committee has considered whether the provision of the services described above is compatible with maintaining the independence of the principal auditor, and has concluded that such services are compatible with auditor independence.

The Audit Committee must pre-approve all audit and all non-audit services provided by the independent registered public accounting firm, subject, with respect to non-audit services, to a de minimis exception. Under the de minimis exception, management may authorize services not contemplated at the time of the Audit Committee meeting immediately prior to the provision of such services, provided that the fees for such services do not exceed $25,000 (subject to the aggregate limitation described below). These services must be brought to the attention of the Chairman of the Audit Committee and approved at the next regularly scheduled meeting of the Audit Committee. The de minimis exception is subject to an annual aggregate limit of five percent of total revenues paid by the Company to the independent registered public accounting firm in the fiscal year when services are provided. The Audit Committee pre-approved all non-audit services for fiscal 2009 without utilization of the de minimis exception described above. Requests for approval of non-audit services are to be submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the Securities and Exchange Commission’s rules on auditor independence.

BENEFICIAL OWNERSHIP OF COMMON STOCK

As of the March 23, 2010 Record Date, the Common Stock was held of record by 2,537 shareholders. The following table sets forth certain information concerning the beneficial ownership of Common Stock by each shareholder who is known by the Company to own beneficially in excess of 5% of the outstanding Common Stock, by each director, by the executive officers named in the Summary Compensation table above, and by all directors and executive officers as a group, as of the Record Date. Unless otherwise noted, the reported ownership includes sole dispositive and voting power.

	Number of
	Shares of		Percent of
	Common		Common Stock
Name and Address	Stock(1)		Outstanding

Pershing Square Capital Management, L. P.	25,297,880	(2)	34%
888 Seventh Avenue, 29th Floor New York, NY 10019
UBS AG	3,955,875		6.6%

Bahnhofstrasse 45 PO Box CH-8021 Zurich, Switzerland
Ron Marshall	666,667	(3)	1.1%
Thomas D. Carney	142,582	(4)	*
Michael J. Edwards	90,000		*
Mark R. Bierley	86,428	(5)	*
Stephen D. Davis	74,173	(6)	*
Anne Kubek	64,993	(7)	*
Shereen Solaiman	49,636	(8)	*
Richard “Mick” McGuire	47,791		*
Michael G. Archbold	33,211		*
Paul J. Brown	5,808		*
Ronald J. Floto	5,808		*
Michael Grossman	5,808		*
Dan Rose	5,808		*
Timothy V. Wolf	5,808		*
David Scott Laverty	0		*
David Shelton	0		*
Directors and Executive Officers as a Group	1,284,521		2.1%

*	Represents less than one percent.

(1)	All figures represent shares of or the right to acquire Common Stock and include restricted shares held by directors and executive officers over which they have voting power but not investment power. In certain cases, the shares reported for a person or entity includes shares reported by related persons or entities that are included in a common filing with the Securities and Exchange Commission. The information set forth in this table is based upon the reports filed with the Securities and Exchange Commission as of the date of the preparation of this Proxy Statement.

(2)	The amount shown includes warrants for 14,700,000 shares that are exercisable within 60 days. Pershing Square Capital Management, L.P. has shared dispositive and voting power with respect to all of the shares and warrants.

(3)	Includes 666,667 options that are exercisable within 60 days.

(4)	Includes 66,323 options that are exercisable within 60 days.

(5)	Includes 48,638 options that are exercisable within 60 days.

(6)	Includes 10,066 options that are exercisable within 60 days.

(7)	Includes 20,779 options that are exercisable within 60 days.

(8)	Includes 8,691 options that are exercisable within 60 days.

PROPOSAL 2

REAFFIRMATION OF THE PERFORMANCE GOALS AND MAXIMUM AMOUNT PAYABLE
UNDER THE COMPANY’S ANNUAL INCENTIVE BONUS PLAN

General Information

The Company’s Annual Incentive Bonus Plan (the “Annual Bonus Plan”) was established in February 1995 and most recently restated in March 2010. The shareholders of the Company are being asked to re-affirm the performance goals and the maximum amount payable under the Plan.

Section 162(m) under the Code generally limits the deductibility of compensation paid to the chief executive officer and the three (3) other highest paid officers (other than the Chief Financial Officer) to $1,000,000 per year. Performance-based compensation is not subject to this limitation on deductibility. Compensation qualifies as performance-based only if it is payable on account of performance and satisfies certain other requirements, one of which is that the plan under which the compensation is payable be approved by shareholders. The shareholders of the Company have previously approved the Plan. The Code also requires that the shareholders re-affirm the performance goals and the maximum amount payable under the Plan every five years, and approval of this proposal will constitute such reaffirmation.

If the shareholders do not re-affirm the performance goals and maximum amounts payable under the Company’s Annual Incentive Bonus Plan, the Compensation Committee will consider carefully the potential disallowance of deductions in awarding bonuses under the Plan. It will use its best judgment in such cases, however, taking all factors into account, including the materiality of any deductions that may be lost.

The Annual Bonus Plan has also been amended, but shareholder approval is not sought with respect to such amendment. The principal change included in the amendment was to eliminate the requirement that all officers receive 20% of their annual incentive bonus in restricted shares. Instead, the Compensation Committee may, in its sole discretion, require any officers to receive any portion of their annual incentive bonus in restricted share.

Description of Plan

The Annual Bonus Plan is administered by the Compensation Committee and is intended to serve as a qualified performance-based compensation program under Section 162(m) of the Code.

Approximately 180 officers and key employees of the Company and its subsidiaries designated by the Committee are eligible to participate in the Annual Bonus Plan. Except as otherwise provided in the Plan, the Annual Bonus Plan provides for the payment of annual incentive cash bonus awards to participants if, and only to the extent that, annual performance goals established by the Committee are met and only if the participant is employed by the Company on the date the bonus is paid (or the last day of the fiscal year if the Committee so determines).

The goals established by the Committee can be expressed in terms of the Company’s return on equity, assets, capital or investment; either pre-tax or after-tax profit levels of the Company and/or the Company’s subsidiaries; expense reduction levels; implementation of critical projects or processes; level of sales; and/or changes in the market price of the Company’s stock. The goals can include standards for minimum attainment, target attainment and maximum attainment. The goals established by the Committee can be (but need not be) different each year and different goals may be applicable to different participants.

A participant’s target incentive bonus for each fiscal year is generally expressed as a dollar amount based upon the participant’s salary. The actual amount of bonus payable under the Annual Bonus Plan is generally expressed as a percentage of the participant’s target bonus, which percentage will vary depending upon the extent to which the performance goals have been attained. However, the annual bonus of the Company’s Chief Executive Officer and President under the Annual Bonus Plan may not exceed three times the salary midpoint for that salary grade at the beginning of such year, as determined by the Committee prior to the beginning of such year based on competitive data, including a survey of comparable companies. In addition, the annual bonus for each of the three (3) other highest paid officers under the Annual Bonus Plan (other than the Chief Financial Officer) may not exceed two times the salary midpoint for such officer’s salary grade at the beginning of such year. The amount of the bonus paid to any participant under the Annual Bonus Plan for any fiscal year may not exceed $900,000. Generally, before any awards for a particular year can be paid to the Chief Executive Officer and the three (3) other highest paid officers of the Company (other than the Chief Financial Officer), the Committee must certify the extent to which performance goals were satisfied.

The Committee may require an officer to receive a portion of his or her annual incentive bonus (less certain payroll deductions) in restricted shares. The Committee also may permit an officer to make an election to receive up to 100% of his or her annual incentive bonus (less certain payroll deductions) in restricted shares. Restricted shares are awarded at a discount from their market value and are restricted for a specified number of years, with the amount of the discount being greater for longer restricted periods. If the officer ceases to be an employee during the restricted period, he or she generally will receive unrestricted shares or cash equal in value to the lesser of cost or market value of the restricted shares. However, in the event of termination by the Company without cause, an officer will receive unrestricted shares or cash equal in value to (i) the market value of a percentage of restricted shares, such percentage being based upon the number of months of employment during the restricted period, and (ii) with respect to the balance of the shares, the lesser of cost or market value of such shares.

No shares of any Common Stock are issued under the Annual Bonus Plan. To the extent that annual incentive bonuses are paid in restricted shares, such restricted shares are issued under, and are subject to the terms and conditions of, the Company’s Amended and Restated 2004 Long-Term Incentive Plan.

Awards under the Plan are made in dollars, rather than units, and the following table sets forth the amounts paid under the Plan for fiscal 2009 to the designated individuals and groups:

Name and Principal Position	Dollar Value ($)

Michael J. Edwards	0
Interim President and Chief Financial Officer
Mark R. Bierley	0
Executive Vice President, Chief Financial Officer
Thomas D. Carney	0
Executive Vice President, General Counsel & Secretary
David Scott Laverty	12,501
Senior Vice President, Chief Information Officer
Shereen Solaiman	12,282
Senior Vice President, Human Resources
Executive Officer Group	24,783
Non-Executive Director Group	0
Non-Executive Officer Employee Group	563,023	(1)

(1)	Based upon an estimate of 2009 awards, which will be finalized in April 2010.

The Board may, from time to time, amend, suspend or discontinue the Annual Bonus Plan except that no amendment which requires shareholder approval in order for the Annual Bonus Plan to continue to comply with Code Section 162(m) will be effective unless it receives the requisite shareholder approval. In addition, the Committee can make such amendments as it deems necessary to comply with other applicable laws, rules and regulations.

The Board of Directors recommends that shareholders vote “FOR” the re-affirmation of the performance goals and maximum amounts payable under the Company’s Annual Incentive Bonus Plan.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee has selected the firm of Ernst & Young LLP as the independent registered public accounting firm to perform the integrated audit of the financial statements of the Company for the 2010 fiscal year. Additional information regarding the Audit Committee and the independent auditors, including the fees paid by the Company to Ernst & Young in fiscal 2009, is provided in the “Report of the Audit Committee” in this Proxy Statement.

Representatives from Ernst & Young are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Company is asking its shareholders to ratify the selection of Ernst & Young as the Company’s independent registered public accounting firm. Although ratification is not required by the Company’s Bylaws or otherwise, the Board is submitting the selection of Ernst & Young to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee may reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company or its shareholders.

The Board of Directors recommends that the shareholders vote FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010.

PROPOSALS OF SHAREHOLDERS

In accordance with Rule 14a-8 under the Securities Exchange Act of 1934, any shareholder proposals intended to be presented at the 2011 Annual Meeting of Shareholders must be received by the Company no later than December 10, 2010 in order to be considered for inclusion in the Proxy Statement and form of proxy relating to that meeting.

Section 8 of Article II of the Company’s bylaws additionally provides that, for director nominations or shareholder proposals to be properly brought before any annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company and must comply with the other requirements of the bylaws. For director nominations and shareholder proposals to be presented at the 2011 Annual Meeting of Shareholders, notice of such nomination or proposal containing certain information required under the Company’s bylaws must be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on February 21, 2011 nor earlier than the close of business on January 20, 2011. If the Company does not receive notice of a director nomination or shareholder proposal within this time frame, the Company will be entitled to exclude such nomination or proposal from the matters which may be properly be brought before the 2011 Annual Meeting.

The dates set forth above will change if the date of the Company’s 2011 Annual Meeting is changed by more than 30 days from the date of this year’s meeting, in which event the new dates will be set forth in one of the Company’s Form 10-Q Quarterly Reports.

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 30, 2010 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO INVESTOR RELATIONS, BORDERS GROUP, INC., 100 PHOENIX DRIVE, ANN ARBOR, MICHIGAN 48108-2202.

000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Central Time, on May 19, 2010. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/BDP • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: For Withhold For Withhold For Withhold 01 — Michael G. Archbold* 02 — Paul J. Brown* 03 — Ronald J. Floto* + 04 — Michael Grossman* 05 - David Shelton* 06 — Dan Rose* 07 — Richard “Mick” McGuire* 08 — Timothy V. Wolf* *Each to serve until the 2011 Meeting of Shareholders or until a successor is elected and qualified. For Against Abstain For Against Abstain 2. A proposal to re-affirm the performance goals and maximum 3. Ratification of the selection of Ernst & Young LLP as the amounts payable under the Company’s Annual Incentive Company’s independent registered public accounting firm for Bonus Plan. fiscal 2010. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name appears above. Joint owners should all sign. Executors, administrators, trustees, etc. should so indicate when signing. If signer is a corporation, sign full corporate name by duly authorized officer who adds his or her name and title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1 U P X 0 2 5 1 6 0 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + <STOCK#> 0160EC

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Borders Group, Inc. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE MAY 20, 2010, ANNUAL MEETING OF SHAREHOLDERS The undersigned hereby appoints Michael J. Edwards and Thomas D. Carney, or either of them, with full power of substitution, as Proxies, and hereby authorizes them to represent the undersigned and to vote all shares of common stock of Borders Group, Inc. (the “Company”), that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Borders Group, Inc., to be held on May 20, 2010, or any adjournment thereof, upon all matters that may properly come before the meeting. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting or any adjournments thereof. This proxy when properly executed will be voted in the manner directed below. If no direction is made, this proxy will be voted FOR the election of the Company’s nominees to serve as Directors; FOR the proposal to re-affirm the performance goals and maximum amounts payable under the Company’s Annual Incentive Bonus Plan; and FOR the proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010. As to any other business that may come before the Annual Meeting, or any adjournment thereof, this Proxy will be voted in the discretion of the Proxies. If you do not sign and return a proxy, or attend the meeting and vote by ballot, your shares cannot be voted. Please date and sign on the reverse side and return promptly in the enclosed envelope.